Exhibit 99.1

Chart Industries, Inc.	GTLS	Third Quarter 2013 Earnings Release Conference Call	October 31, 2013 10:30 AM ET
PARTICIPANTS
Corporate Participants

Michael F. Biehl – Executive Vice President, Chief Financial Officer and Treasurer, Chart Industries, Inc.
Samuel F. Thomas – Chairman, President & Chief Executive Officer, Chart Industries, Inc.
Other Participants

Eric A. Stine – Analyst, Craig-Hallum Capital Group LLC
Igor Levi – Analyst, Morgan Stanley & Co. LLC
Rob Brown – Analyst, Lake Street Capital Markets LLC
Colin W. Rusch – Analyst, Northland Securities, Inc.
Daniel S. Goldberg – Analyst, RBC Capital Markets LLC
Greg McKinley – Analyst, Dougherty & Co. LLC
Chase Jacobson – Analyst, William Blair & Co. LLC
Jeff D. Osborne – Analyst, Stifel
Pavel S. Molchanov – Analyst, Raymond James & Associates, Inc.
Chapman Deng – Analyst, JPMorgan Securities (Asia Pacific) Ltd.
Alex E. Potter – Analyst, Piper Jaffray, Inc.
Ran Zhou – Analyst, Electron Capital Partners LLC
Randy Bhatia – Analyst, Capital One Southcoast, Inc.
Rob T. Ammann – Co-Founder & Managing Member, RK Capital Management LLC
Ed Okine – Director, Basso Capital Management LP

MANAGEMENT DISCUSSION SECTION
Operator: Good morning and welcome to the Chart Industries, Inc. 2013 Third Quarter Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. As a reminder, today’s call is being recorded.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until November 8. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statements. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the company’s website or through the SEC website at www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statements.

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I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer

Thank you, Kevin. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin by giving you a brief overview of our third quarter results. Then, Sam Thomas will provide comments on current market and order trends we see in each of our business segments, andd then I’ll finish up by commenting on our outlook for the remainder of 2013.

We reported net income for the third quarter of 2013 of $24.4 million or $0.74 per diluted share. This included costs of $1.0 million, or $0.02 per diluted share, largely associated with the company’s acquisition of AirSep in our BioMedical business.

This quarter also includes a $0.06 per diluted share impact associated with additional shares taken into account for our Convertible Notes.

Therefore, earnings per share for the third quarter of 2013 would have been $0.82 per diluted share excluding this additional dilution and the acquisition related costs I mentioned. This compares to third quarter 2012 net income of $18.5 million or $0.61 per diluted share. The prior-year quarter earnings would have been $0.66 per diluted share, excluding $2.0 million of acquisition related costs.

I’d like to remind you of the dilution impact from our Convertible Notes. An additional 2.2 million shares must be considered dilutive for the third quarter under Generally Accepted Accounting Principles because our average market price in the third quarter of $112.45 exceeded the Notes’ conversion price of $69.03 and our warrants’ strike price of $84.96.

As explained in the prior quarter, we purchased a hedge to offset some of this dilution, but it is considered anti-dilutive and cannot be considered in our calculation of diluted earnings per share. About 1.3 million of the 2.2 million additional shares are covered by the hedge. The difference of about 900 thousand shares represents the dilutive impact from the warrants. Although the Notes remain convertible at the option of the holders, there have been no conversions to date.

Sales for the quarter were $302 million and represented an increase of 19% compared to net sales of $254 million a year ago. Improvement was led by growth in sales of LNG-related equipment globally.

Our gross profit for the quarter was $88.6 million or 29.4% of sales, compared with $78.0 million or 30.7% of sales a year ago. Overall, margins were down year-over-year primarily due to higher-than-anticipated costs on certain large projects and global product mix changes.

With respect to the E&C business, sales decreased 4% to $80 million in the third quarter, and gross margins were 27.1% compared to 29.2% in the prior-year quarter. Gross margins were lower, due to a shift in project mix to large baseload LNG projects. We also had to adjust the total estimated cost to complete on certain large projects this quarter due to unanticipated cost escalation related to the third-party inspections and higher labor costs, as well as some rework costs, which impacted margins about 1.5% in the quarter. Lower volumes due to customer schedule changes also pressured margins in the third quarter.

In D&S, third quarter sales increased 30% year-over-year to $153 million, driven by improved volume, led by growth in LNG equipment shipments. As in previous quarters, growth in China continues to outpace other regions. However, North America received more orders for on-vehicle LNG fuel systems in the current quarter than we did all of the 2012. Gross margins for D&S were

28.1% compared with 30.3% a year ago, down due to higher mix of sales in Asia and product mix differences.

In our BioMedical business, sales increased 29% to $69 million in the third quarter compared with $54 million for the same quarter in the prior year. The increase is due to a full quarter of sales from the AirSep acquisition, which closed in August 2012. This was offset by lower overall shipments of respiratory therapy equipment, as a result of continued weakness in Europe and a slower than anticipated rollout of awards made under the competitive bidding process in the U.S. BioMedical gross profit margins improved to 34.8% in the quarter, compared with 33.8% in the same period in 2012. The improvement is due to lower acquisition charges related to AirSep in the current year and improved product mix.

SG&A expenses for the quarter were $47.9 million, up $5.7 million from the same quarter a year ago. The increase is due to added expense from having a full quarter of SG&A with AirSep, in addition to an increase in employee-related costs as we continue to hire engineers and sales and marketing personnel to address the growing LNG space. SG&A as a percentage of sales was 15.9%, compared to 16.6% in the prior-year quarter.

Net interest expense was $4.1 million for the second quarter, which included $2.5 million of non-cash accretion expense associated with the company’s Convertible Notes. Cash interest for the third quarter was just up $1.7 million. Net cash interest expense in the third quarter of 2012 was $1.4 million.

Income tax expense was $7.0 million for the third quarter and represented an effective tax rate of 21.9% compared to an effective tax rate of 30.7% in the prior-year quarter. The low rate is largely associated with increased research and development credits as well as an increase in the foreign earnings, which are taxed at lower rates.

I will now turn the call over to Sam Thomas.

Samuel F. Thomas, Chairman, President & Chief Executive Officer

Thank you, Michael, and good morning, everyone. First, overall comments. As Michael mentioned, we continue to see good overall sales growth, especially in our D&S business. Our book-to-bill ratio continues to remain over 1, which means we are building backlog and growing our business. In fact, we reported another new record for backlog at quarter end, up 12% from the record we set last quarter to $743 million. This is driven by broad strength in total order activity with third quarter awards of $370 million.

Through nine months, orders of $983 million represent a new year-to-date record for Chart. As you know, we have made it a priority to position Chart across the LNG value chain and this quarter we have received significant awards in virtually every area including LNG supply, infrastructure and end-user applications.

With respect to midscale LNG liquefaction and supply in North America, a number of companies are making strong commitments. The third quarter includes the previously-announced award from Stabilis for one of our standard small-scale LNG plants. In the infrastructure area, this quarter also includes the previously-announced PetroChina order for LNG fueling equipment in Asia and a new award from a major oil company for 20 LNG fueling stations here in North America. More on this later.

And finally, with LNG end-user demand, we are seeing an increasing interest for regasification equipment for oilfield applications, and in long-haul trucking, we are seeing significant growth in orders for on-vehicle fuel systems following the introduction of new natural gas engine choices in North America. Let me comment now on specific highlights for each of our business segments.

Our Energy & Chemicals business booked $93 million of orders in the third quarter, up sequentially from $78 million in the second quarter. Last month, it was announced that we entered into a contract with a venture between Stabilis Energy and Flint Hills Resources to provide a 100,000 gallon per day LNG plant to be located in George West, Texas. We expect this plant to commence production of LNG by January 2015, serving high horsepower oilfield fuel applications, including drill rigs and pressure pumping fleets in the Eagle Ford Shale.

The contract also laid a framework for Stabilis to purchase up to four additional LNG facilities from Chart. This contract is the second award in two quarters for our C100N plant design. The first award was booked in the second quarter by Noble Energy to serve oilfield applications in Northern Colorado. We believe this is just the beginning of the build-out in North America. Chart is well-positioned with significant advantages in the design of these plants.

First, we’re the only North American manufacturer of brazed aluminum heat exchangers, which make-up the heart of a small-scale LNG plant. Therefore, we understand better than anyone else how to best use this critical equipment and we have designed a plant to take full advantage of our proprietary liquefaction technology.

Secondly, Chart is able to design a complete package solution, including heat exchangers, cold boxes, storage tanks and load-out facilities, all of which are manufactured by Chart in-house and can be assembled on a fast-track schedule for quicker commencement of LNG production.

Outside of small- to mid-scale LNG, our E&C business also continues to see good order strength for petrochemical applications. Year-to-date, we have seen orders of varying sizes for at least seven different ethylene or propane dehydrogenation projects around the world. Although timing can be difficult to call, we expect the next six months could be even stronger.

We also announced today an agreement with a company in Wuxi, China, to acquire their brazed aluminum heat exchanger business. Along with the acquisition, we’ll construct a new purpose-built brazed aluminum heat exchanger manufacturing and cold box fabrication facility and move our current E&C operation, which has been using a portion of our D&S facility in Changzhou, China, to the new plant in Wuxi. They’re separated by roughly 100 kilometers or less than 100 kilometers. This should help free up some capacity for D&S to meet LNG demand in China.

The acquisition also gives us the ability to meet the demands of the China heat exchanger market, especially with air separation plants for the production and purification of atmospheric gases. We expect total investment, a mix of capital expenditures and acquisition costs, to be under $16 million. We plan to have the new capacity online in the first half of 2014. The project is expected to be immediately accretive to earnings in 2014.

Finally, one last comment on E&C. As Michael mentioned, we’ve seen some unanticipated costs and delays related to certain large baseload projects in backlog. We believe we have now isolated the issues, addressed them and have reflected the situation in our earnings guidance. Our near-term focus remains on quality execution of these projects, one of which is expected to be completed in the next three months to six months. Our long-term positioning for E&C as we move through a multi-year growth cycle remains strong.

Moving to Distribution & Storage, we booked orders of $219 million in the third quarter, which was just short of the record order intake of $222 million booked in the second quarter. In Asia, orders for LNG-related equipment continued to remain robust. This comes even after a natural gas price hike in July that undoubtedly caused a near-term slowdown on total LNG truck orders. The effect of this price hike is likely temporary, especially as China moves to new higher price diesel standards, which will improve the economic advantages of LNG.

We also believe that since the price hike was implemented, it has provided further incentives for large national oil companies to continue to invest in LNG import infrastructure. As you will recall the third quarter includes the previously-announced PetroChina award, which was in excess of $50 million, for self-contained LNG station modules. In recent months, we’ve also seen that the Chart brand is gaining visibility with private companies in China. We believe that our credibility is growing and that high quality local companies are becoming more sophisticated and, therefore, willing to consider Chart’s offering, as they seek to ensure quality and safety for their customers.

In North America, orders for distribution and storage equipment continue to grow as anticipated. As announced today, this quarter we were awarded a contract by a major oil company to build and commission 20 retail LNG fueling stations at existing truck stops across North America. The order is already reflected in our third quarter ending backlog and we anticipate completion by the second quarter of 2015.

This quarter also marks the introduction of the new 12-liter 400 horsepower natural gas engine from Cummins Westport. We believe the engine is well-suited for LNG applications. Our LNG fuel system order rate in the third quarter indicates that the market is in agreement. As soon as this engine was put into production in August, we saw our order rates surge for truck LNG tanks. It’s remarkable that these orders were, in fact, higher in this one quarter than they were in all of 2012. This data point gives us conviction that in the end long-haul Class A trucks will favor LNG over compressed natural gas because of the significant advantages LNG gives to the end user. Outside of LNG, orders for industrial gas, bulk and package gas storage equipment still remain flat to slightly down in most regions.

In our BioMedical segment, orders of $58 million were down 17% compared to $70 million in the second quarter. Orders for respiratory equipment in the third quarter were weaker with continued uncertainty around the Medicare competitive bidding awards. The U.S. Government shutdown and weak spending on medical research in Europe also weakened cryo-biological cold storage orders in the quarter, although this was partly offset by growth in Asia. Onsite gas generation orders for the quarter were up compared to the second quarter and we expect this area to continue to grow as we dedicate more resources.

Finally, as mentioned earlier, AirSep has now been a part of Chart for over a year and we’re happy to say our restructuring and integration efforts are resulting in improved operating results.

Michael will now provide you with our outlook for 2013.

Michael F. Biehl, Executive Vice President, Chief Financial Officer and Treasurer

Thanks, Sam. Based on third quarter results, current order backlog and business expectations, the company is adjusting its previously-announced sales guidance and the range of its earnings guidance. Due to lower sales volumes related to customer schedule changes and higher-than-anticipated costs for certain large projects in our E&C segment, sales and earnings are running lower than previously expected. Nonetheless, our strong outlook for 2014 and beyond on the global use of natural gas and LNG, in particular, remains very positive.

Sales for 2013 are expected to be in the range of $1.175 billion to $1.225 billion and diluted earnings per share are now expected to be in the range of $2.90 to $3.00 per diluted share, on approximately 30.6 million weighted average shares outstanding. This excludes the impact of $0.19 per diluted share, primarily related due to the anticipated AirSep acquisition costs and any dilution impact resulting from the Notes. This compares with previous sales guidance of $1.2 billion to $1.3 billion and earnings guidance of $3.10 to $3.40 per diluted share, which excluded $0.15 per diluted share in anticipated acquisition costs and any dilution impact resulting from our Convertible Notes.

I’d now like to open it up for questions. Kevin, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Our first question comes from Eric Stine with Craig-Hallum.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Hey, Sam. Hi, Michael.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning, Eric.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Nice orders and backlog in the quarter. Wondering if I can just start with what you’re doing in China. Just thoughts on what this does in terms of percentage in both E&C, but then also what it does for D&S? And is this something that you would expect in the near term you might have to expand that D&S even more just given the growth you’re seeing?

<A – Sam Thomas – Chart Industries, Inc.>: Yes. The capacity – the total E&C brazed aluminum heat exchanger capacity add is on the order of 10% to 12%, building capacity to add more than that in the future. In terms of D&S, it probably opens up an additional 10% to 15% capacity capability, particularly for vehicle fuel tanks as we make the transition of the E&C equipment over to the new building. We are still very carefully looking at capacity additions in China for D&S.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. Maybe just sticking with China, just any updated thoughts on the opportunity in PetroChina; on last call, you talked about that you were starting to do kind of that early-stage work with the I think it was 10 or so other operating segments within PetroChina, just where that process stands and how we could see that play out?

<A – Sam Thomas – Chart Industries, Inc.>: I think I would say that it’s progressing well. The widely reported government intervention with some senior PetroChina managers has caused probably a bit of eye being taken off the ball in terms of driving LNG growth or vehicle transportation growth. You’ve also probably seen there was a recent Wall Street Journal article reporting that due to pollution issues, particularly in Northern China, there is some concern that natural gas shortages will cause more natural gas to be allocated to the heating and power-gen market. So, there’s a bit of uncertainty, but the economic drivers and the environmental benefits are still clear. We’re trying to sort out as are many people within China, including the national oil companies, exactly how fast they can grow the vehicle markets and provide a reliable supply of fuel against the rapidly-growing use of natural gas in China for both power-gen and winter heating demand.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. That’s helpful. Last one for me, just back to capacity, and what you’re doing at La Crosse just with the fourth furnace coming online, just thoughts on how much of that capacity you’ve filled and how you’re balancing that with keeping some open for quick-turn business. Thanks?

<A – Sam Thomas – Chart Industries, Inc.>: I guess the clearest statement I can make is that we’ve progressively reduced our lead times, so that they are now in the roughly 40-week mark. We believe we’re going to continue to drive our lead times down. Our objective is to provide the highest levels of service to our customers. We think that will win us the largest share of business going forward. We’re seeing very good opportunities of near term expected buys to utilize that capacity.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. Thank you.

Operator: Your next question comes from Igor Levi with Morgan Stanley.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Good morning, guys.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, Igor.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: So, the order for the 20 fueling stations from a major oil company, which I think we know who that is, are these orders to build the entire station, not just the tanks? And if so, are we talking about that $1 million to $1.5 million revenue opportunity per station?

<A – Sam Thomas – Chart Industries, Inc.>: That’s correct.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Okay. So, with these finally starting to get built, what do you see as the impact on adoption from this other player entering the market and building out more stations? And when could we see the order for the additional 80 stations that you’re planning to build?

<A – Sam Thomas – Chart Industries, Inc.>: That’s a moving target with respect to the follow-on stations, although I would anticipate additional orders in 2014, assuming we perform well. In terms of other participants building stations, I think it’s all positive, as we have more infrastructure build out, it will increase the adoption rate of heavy-duty trucks significantly. In addition, as new LNG liquefaction capacity comes online, I think that will also accelerate the adoption of heavy duty trucks with LNG fueling.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Thank you. It’s very helpful. And on the capacity addition in China, previously you’ve kept all your brazed aluminum heat exchanger capacity in the U.S. because of the – you wanted to maintain the knowhow in-house and reduce the risk of imitations of the technology by other players. Has anything changed in your view that you’re now expanding the capacity to China and how will you look to maintain the trade secrets within the company?

<A – Sam Thomas – Chart Industries, Inc.>: The capacity expansion there and manufacturing is a reflection of the fact that for small-scale LNG and, more particularly, air separation applications, something like 70% to 80% of the world demand over the next 10 years will be in China. And particularly for low-pressure exchangers in order to provide a complete package of the air separation business above the low pressure and high pressure exchangers, we need to manufacture in China, particularly the low-pressure exchangers. We believe we’ve put sufficient safeguards in place to appropriately protect our intellectual property, but it continues to be a concern. We’ve worked on that pretty thoroughly.

<Q – Igor Levi – Morgan Stanley & Co. LLC>: Great. Thank you very much, and I’ll turn it over.

Operator: Our next question comes from Alex Potter with Piper Jaffray. Alex’s line has left the queue. Do you want me to move on to the next questioner?

<A – Sam Thomas – Chart Industries, Inc.>: Please.

Operator: Our next question comes from Rob Brown with Lake Street Capital Markets.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Good morning. On your on-vehicle LNG tank business, you talked about very strong order flow. Could you give us a sense of sort of what size that business is today and maybe what the order trends you’re seeing more recently?

<A – Sam Thomas – Chart Industries, Inc.>: Yeah, it’s probably in the – will be in the $10 million to $20 million range in 2013 in terms of orders and we see a significant growth ramp going forward.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. And your capacity in that business, could you give us a sense how much capacity you have and what scale that can get to?

<A – Sam Thomas – Chart Industries, Inc.>: We anticipate that we have sufficient capacity currently to cover us through anticipated orders through the first half of 2014. We have plans in place to make incremental capacity expansions that would take on the order of three months to six months to implement, and we’re carefully considering the timing of that, but have to be within 12 months – or excuse me, have to be within six months to move forward on that, that would give us capacity that would cover us through anticipated growth in 2015 and have capacity available to meet any market demands and to be able to match the production of the available engines.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. Good. And then, could you give us an update on what you’re seeing in the kind of the other markets, the rail and marine markets? Are they – I know, there are some initial stuff happening, but could you give us a sense of where they’re at and what you’re seeing in terms of the demand ramp?

<A – Sam Thomas – Chart Industries, Inc.>: There is an enormous amount of quotation activity and some orders in the marine market, both in the U.S., Europe and China. And I think the sense is that there will be a significant marine usage. A number of planning processes for liquefaction capacity on the water and fuel bunkering are getting to the point of saying that fuel suppliers are convinced that the marine market is moving forward. It is very challenging to call the timing on ship projects going forward. But the number of commitments made to build LNG fueled or duel-fueled ships has been growing, both from a standpoint of public announcements and also our activity levels. And the standards-setting bodies for safety and reliability are all working earnestly to provide solutions, whether it’s European, U.S. or China.

The rail market is moving forward with the two major locomotive builders and several of the large railroads, all advancing their plans and running trials. They’re also considering how to build out the infrastructure. I would say I don’t see orders – significant orders to change over the rail system coming in the next six months, but there is a significant level of committed activity and increasingly a belief that this is going to happen amongst the major players we talk to.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay. Great. I’ll turn it over. Thank you.

Operator: Our next question comes from Colin Rusch with Northland Securities.

<Q – Colin Rusch – Northland Securities, Inc.>: Thanks so much. As you guys are expanding capacity, can you talk a little bit about your expectations for streamlining your existing facilities? Notably, you’ve got a new facility in New Prague and an existing facility in Owatonna that may make sense to kind of combine those two things. What’s your thought on that going forward?

<A – Sam Thomas – Chart Industries, Inc.>: It’s an open question for us. We have added capacity. We’ve talked previously about the challenge of timing, the full utilization of that capacity. We’ve made some bets that were right on the mark, some that demand has slid out a bit. I’d say it’s something that we’re watching closely. We do put a fairly high value on having the flexibility to meet customer commitments. One aspect of this market is that we’ve been consistently growing products for the LNG market and other specialty industrial gas applications. We’ve benefited by having capacity available. We believe there’s a significant opportunity in having that capacity available.
I would say that we’re continuing on continuous improvement activities to get more throughput from all of our facilities, but also view the existing investments we’ve made in additional factory space to be an opportunity for us.

<Q – Colin Rusch – Northland Securities, Inc.>: Okay. Perfect. And then, on the North American business with these regional liquefaction facilities, can you talk about pricing trends? Are you seeing things drift up or down as you go through and win some incremental business there?

<A – Sam Thomas – Chart Industries, Inc.>: It’s fairly new. I think that it is a competitive environment, it’s also competitively sensitive. But we believe that we’ll earn a good return at the price levels we are quoting.

<Q – Colin Rusch – Northland Securities, Inc.>: Okay. Perfect. Thanks so much.

Operator: Our next question comes from Dan Goldberg with RBC Capital Markets.

<Q – Dan Goldberg – RBC Capital Markets LLC>: You mentioned in the beginning that some of your adjustments to your revenue guidance was due to customer schedule changes. Now, does that mean that orders have been – do you have a feeling whether that orders have been pushed out to further quarters? Has there been any indication of what they plan to do with those – with their demand?

<A – Sam Thomas – Chart Industries, Inc.>: We have mentioned in respect of large baseload LNG projects at E&C the delays, which have led to a shortfall in our expected sales guidance for 2013 and also on EPS guidance anywhere from a third to – or 30% of our shortfall are moving out into 2014 and that’s due to delays on site in the installation of those projects.

<A – Michael Biehl – Chart Industries, Inc.>: So, they’re not orders. They’re projects that we currently have, the large baseload projects that we’re working on and which we recognize under percentage of completion. And if a customer makes a change in the project and – or delays the schedule, they can shift it to the futureand that’s what’s happened here in part of the drop-off in sales and earnings per share for this year. So, we haven’t lost an order. It’s not an order that we’re waiting to get in. It’s already here, a project that we’re working on.

<Q – Dan Goldberg – RBC Capital Markets LLC>: Right. It’s just essentially a push out?

<A – Michael Biehl – Chart Industries, Inc.>: Yes. Correct.

<Q – Dan Goldberg – RBC Capital Markets LLC>: Got you. Okay. Thank you very much.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Our next question comes from Greg McKinley with Dougherty.

<Q – Greg McKinley – Dougherty & Co. LLC>: Thank you. Michael, with all the capacity expansion plans underway, just can you remind us please how we should think of your capital expenditure requirements this year and next year?

<A – Michael Biehl – Chart Industries, Inc.>: Capital expenditures this year should still be in the $80 million to $90 million range. Some of the timing is pushed more into the fourth quarter than we had anticipated, but we still expect to be in that range this year. Depending upon whether we do expand in China within the next six months, we’d expect it to be in similar range for next year.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. And then, Sam, I wonder if you could comment at all to the degree that, do you feel like the North American transport fuel opportunity is evolving the way you or others in the industry might have foreseen in terms of long-haul applications, choosing LNG versus CNG? I and others, we continue to read about the opportunity for maybe CNG to stretch the range a little bit versus what maybe people have thought of in the past. I don’t know, is there any change to your thoughts on that?

<A – Sam Thomas – Chart Industries, Inc.>: No, not significantly. Certainly, the availability of CNG, because of the U.S. high pressure pipeline distribution system, gives CNG a significant leg up for early adopters, and we have seen quite a bit of activity in providing more storage capacity with CNG that has gotten into bigger Class A trucks. So, I think the consensus from the talking to the fleets and the vehicle manufacturers is that ultimately LNG will be in the 50% to 70% range of penetration for those heavy-duty vehicles. But we are constrained in these early innings by the availability of LNG liquid. So, it’s particularly important that the LNG liquefiers go forward for the U.S. market.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. And on that topic, what are your thoughts around – so, you guys have a big advantage in terms of, I think, being sort of the sole domestic manufacturer of brazed aluminum heat exchangers today. Seems like the market’s potentially growing very quickly here. Are others – do you have a sense that others are going to be able to bring that capacity domestically as well, or do you feel like maybe you’ve got a couple of year opportunity here before others can really bring significant pricing competition to the market by having a domestic presence?

<A – Sam Thomas – Chart Industries, Inc.>: I can’t speak to our competitors’ plans, Greg.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Okay. Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: Thanks.

Operator: Our next question comes from Chase Jacobson with William Blair.

<Q – Chase Jacobson – William Blair & Co. LLC>: Good morning.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning.

<Q – Chase Jacobson – William Blair & Co. LLC>: Just given the issues in the E&C segment on the margin, I’ve seen it a couple of quarters. I know you did have a recovery last quarter. I was just wondering if you could give any color on what’s being done to mitigate these type of risks going forward as you execute on more of the – some of these larger mid-scale orders in ethylene or just other chemical projects, any comments there?

<A – Sam Thomas – Chart Industries, Inc.>: Yes. First, the gross margin available for projects outside of large-scale baseload LNG, where we’ve had direct competitors and very sophisticated buyers, which have led to lower quoted prices and lower quoted margins on those products versus all of the other projects we have in backlog or are quoting. We also had an element of quotation error of not properly sizing the projects on one or two instances and then ramp-up issues where we’re running four very large cold boxes through our New Iberia facility and we’re ramping up at a time when both engineering and welding labor was constrained, there has been significant cost inflation, both for our direct labor and for outside services, that were above the levels we had anticipated when we quoted those jobs in the 2010-2011 timeframe. So, we think we’ve addressed those appropriately. We’re making steady progress of ramping up our welding productivity. We’ve made a number of changes to operating management in the businesses in locations that were affected, so that we have closer control and improvements going on.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. That’s helpful. And then on the guidance, you mentioned that I think about a third of the reduction had to do with the push-out in the large baseload LNG projects. Can you maybe give us a breakdown of the other part of the reduction? Is it BioMed or is it D&S? Any color you give would be great.

<A – Sam Thomas – Chart Industries, Inc.>: Very roughly, perhaps a third was lower productivity in executing the large baseload projects within E&C and the balance was sales shortfalls, sales and order shortfalls in BioMed and D&S, a combination of both industrial gas and LNG.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. Okay. I’ll follow-up later with some more. Thanks. Bye.

Operator: Our next question comes from Jeff Osborne with Stifel.

<Q – Jeff Osborne – Stifel>: Thank you. Good morning. Just a couple quick ones here. On the E&C cost overruns and kind of delays in inspections, just with the multitude of new contracts that you have under your belt, I guess I’m thinking why wouldn’t this be the new normal? How can you mitigate kind of unexpected things that you haven’t seen in the past that I guess have now popped up? And why wouldn’t they occur in the future if they’re a bit out of your control?

<A – Sam Thomas – Chart Industries, Inc.>: It’s something we work very hard at. Things don’t go – always go as planned. But we drive ourselves fairly hard to anticipate those and not repeat the same mistakes a second time.

<Q – Jeff Osborne – Stifel>: Okay. And then on the D&S side, just as you look at the backlog mix, looking at the margin degradation that you’ve had over the recent quarters, would you expect a similar trajectory in 2014, Michael, as you look at China being a big piece of that, and some of the competitive dynamics here in North America, more in the mid-to-high 20s, or how should we think about the trends on that side of the house?

<A – Michael Biehl – Chart Industries, Inc.>: We’ll still expect it to be in the high-20s --

<Q – Jeff Osborne – Stifel>: Okay.

<A – Michael Biehl – Chart Industries, Inc.>: ...as we go forward, I mean, you’re going to get more of a mix of U.S. LNG in there as we go forward, even though China continues to ramp up. And a lot of China is depending upon the mix. If they sell more Orcas or IMCs in a quarter, into driving the mix to a richer margin, and we saw that drop-off a little bit in this quarter. So, going forward, I would expect that sort of the high-20% range.

<Q – Jeff Osborne – Stifel>: Okay. Good to hear. Two of the quick ones here, on the Wuxi acquisition side, was there anything from a technology perspective that they offered you and why buy versus build your own greenfield facility there?

<A – Sam Thomas – Chart Industries, Inc.>: It was a capable management team, already building low pressure brazed aluminum heat exchangers that we felt that we could ramp up more effectively with an acquisition of them. It’s a group that we’ve been working with for a little over a year.

<Q – Jeff Osborne – Stifel>: I heard you say accretive right away as it closes. Is the margin profile there in China with Chinese manufacturing, I assume, selling both mostly into China, is that similar to your E&C margins?

<A – Sam Thomas – Chart Industries, Inc.>: Yes, we believe so.

<Q – Jeff Osborne – Stifel>: Okay. And then the last question for, Michael, just how should we think about as you look at the current backlog mix and orders that you’ve signed, what’s your thoughts on tax rate for next year?

<A – Michael Biehl – Chart Industries, Inc.>: We’ll end this year around a 26% rate. Next year I would expect it to be a little bit higher, sort of probably in the 28% range.

<Q – Jeff Osborne – Stifel>: Okay. Thank you. I appreciate it.

Operator: Our next question comes from Pavel Molchanov with Raymond James.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: On the last call, you talked about LNG fuel opportunities in Asia, outside China, so I think you referenced Malaysia, Singapore. Any progress in any of those geographies?

<A – Sam Thomas – Chart Industries, Inc.>: They are progressing. I wouldn’t report – we don’t have any significant orders to report.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: Okay. And then, I guess a follow-up would be on the domestic market, in terms of large-scale LNG terminals. Since the last call, we’ve seen a few other DOE permits get handed out. Any changes in your thinking on the LNG export opportunity?

<A – Sam Thomas – Chart Industries, Inc.>: I believe that terminals have been approved. They’re about the level we’ve talked about, which is sort of roughly 10%, coming out close to 10% of total U.S. natural gas consumption. The locations that have been given full DOE export licenses, we don’t anticipate any orders for baseload LNG from those projects. There are other planned terminals, which have not yet been granted permits, that we are involved in the quotation process for.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: Okay. I’ll leave it there. Fair enough. Thanks.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Our next question comes from Chapman Deng with JPMorgan.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Hi. Good morning. Thank you. I have two questions. The first question is, you mentioned that the LNG trucks demand slowed down after the gas price hike in China. But do you notice any slowdown in the LNG infrastructure, i.e. LNG refueling station equipment? And then, based on your estimate, how many LNG stations will be added in China this year and the outlook FY 2014 and FY 2015 as well. That’s my first question. The second question is, I remember you mentioned in the last quarter conference call that you expect 15% to 100% revenue growth every day in China in medium term. Is there any change on this guidance after the gas price hike? Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: Your first question regarding the number of fuel stations we anticipate to be built this year and next year, I don’t have those numbers off the top of my head. If you like to arrange later to speak about it, we can get you those numbers or they do show in a number of published reports.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Okay.

<A – Sam Thomas – Chart Industries, Inc.>: In terms of our experience, we’ve seen mixed results in fuel stations going to some parts of the country. We’ve seen deliveries as originally scheduled or request to move deliveries forward. For other locations where there are concerns about LNG, for vehicles and being able to supply the LNG to it, based on the growth of natural gas usage for heating and power-gen, there has been some spread out of schedules on a two- to three-month basis going forward. So, I guess, the answer is I don’t know, there’s mixed results.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Okay. Thank you. Just one quick follow-up. So, you mentioned that the key concerns that you have on the gas supply is not because of gas price hike. Is it correct?

<A – Sam Thomas – Chart Industries, Inc.>: Well, I think you’ll find that gas price hikes and the regulation of gas prices will be used to regulate demand and allocate where gas goes.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Okay.

<A – Sam Thomas – Chart Industries, Inc.>: That is the primary mechanism that the Chinese government has to effect behavior.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Okay. Thanks.

Operator: Our next question comes from Alex Potter with Piper Jaffray.

<Q – Alex Potter – Piper Jaffray, Inc.>: I guess, first of all, you’ve commented in the past on how the margin profile of some of the E&C projects, as you roll-off some of these lower-margin projects that you’re working through right now, you should be working on higher-margin E&C projects going forward. Is that still the case? Is the margin in backlog in the E&C meaningfully higher than the projects you’re working on now? And if so, would expect then gross margin in E&C to be higher next year as a result?

<A – Michael Biehl – Chart Industries, Inc.>: The new projects that are coming in are higher margin. We would expect a slight improvement in the E&C margins next year because we’ll still have some of these large-scale LNG boxes in the mix that are rolling through. So, as we work through that and, ultimately, I think the last one ships in 2015, we should see again an incremental improvement in 2015.

<Q – Alex Potter – Piper Jaffray, Inc.>: Okay. That’s helpful. And then, I hate to come back to this, but I was just wondering if could put kind of in layman’s terms, what were the bidding errors and what are some, I guess, kind of this specific reasons why you think they won’t repeat?

<A – Sam Thomas – Chart Industries, Inc.>: Yes. It relates to a specific process cold box that our quotation was effectively based on a Chart process responsibility. In this case, we didn’t have process responsibility and it turned out that the complexity in the box affecting the labor productivity and how many hours we had to put into the box was a significant miss. We’ve corrected that on future orders.

<Q – Alex Potter – Piper Jaffray, Inc.>: So, basically you didn’t think you’d have to spend as much time working on it as you actually did?

<A – Michael Biehl – Chart Industries, Inc.>: Correct.

<A – Sam Thomas – Chart Industries, Inc.>: Yes.

<Q – Alex Potter – Piper Jaffray, Inc.>: Okay. Good. And then, I guess, last question here. Revenue guidance, obviously, for the year has come down. But if you look at it on a sequential basis, it still implies that a decent jump, I guess, in revenue versus Q3. I was just wondering which of the segments you expect that sequential ramp in revenue to come from.

<A – Michael Biehl – Chart Industries, Inc.>: A little bit of it will come from Energy & Chemicals and also from D&S. We would expect BioMed to be fairly level, maybe up a little bit. But the other two, we’d expect both of those to be up in the quarter.

<Q – Alex Potter – Piper Jaffray, Inc.>: Okay. Very good. Thank you, guys.

Operator: Our next question comes from Edward Okine with Basso. Edward your line is open. You may ask your question. He is not responding. Do you want to move on to the next question?

<A – Sam Thomas – Chart Industries, Inc.>: Please.

Operator: Our next question comes from Greg McKinley with Dougherty.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yeah. Just a quick follow-up. On your China acquisition, can you help us understand how low-pressure exchangers are used differently than high-pressure exchangers in a liquefaction plant? And does this maybe differentiate you from others out there? Are you able to become more of a sole-source vendor for cryogenic equipment for these plants now that you have both capabilities under one roof? Just appreciate to hear your thoughts on that.

<A – Sam Thomas – Chart Industries, Inc.>: It’s actually matching the low-pressure capabilities. There are both domestic Chinese manufacturers as well as couple of global competitors of brazed aluminum heat exchangers, who are manufacturing low-pressure exchangers and I believe that’s 150 bar or less. I’m not sure of that cutoff line, but I believe that’s where the Chinese standards allow domestic manufacturers. So, we’re matching the capability and we feel that it gives us an advantage of being able to positioning us to win both a higher share of our customer’s pocket book, but particularly help enhance the sale of our high-pressure exchangers.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you. And then, are those exchangers actually used to liquefy the gas? Are they for other cooling purposes in the plant itself? I’m not quite sure of the difference between the two.

<A – Sam Thomas – Chart Industries, Inc.>: They are used in the same cold box for an air separation unit. There’s a combination of both low-pressure and high-pressure exchangers oftentimes in modern air separation plants in terms of cubic footage or cubic meters of heat exchanger capacity. You can have up to 50/50 balance of high-pressure versus low-pressure exchangers.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Our next question comes from Ran Zhou with Electron Capital.

<Q – Ran Zhou – Electron Capital>: Thanks for taking my question. Could you quantify the impact of China slowing down on the LNG trucks you mentioned earlier?

<A – Sam Thomas – Chart Industries, Inc.>: Well, in our anticipated fourth quarter results, it would be a couple percent less than $10 million in terms of our forecast for the fourth quarter. We’re still trying to assess what impact it will have, if any, in the first quarter of 2014. And I think the largest uncertainty is what the shortfall of natural gas for heating and power-gen applications are particularly in the north of China. But we’re still working that issue to try and understand it.

<Q – Ran Zhou – Electron Capital>: Okay. And just want to clarify on your capacity expansion plan in China. So, I guess, I remember you mentioned to double the capacity D&S before. So, I just want to see, after this slowing down, you still maintain your target capacity plan or is there some change there?

<A – Sam Thomas – Chart Industries, Inc.>: Our belief is still strong that the capacity addition is warranted. The urgency of that capacity expansion may have slipped a couple months.

<Q – Ran Zhou – Electron Capital>: Okay. Thank you.

Operator: Our next question comes from Randy Bhatia with Capital One.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Good morning, guys. Thanks for taking my question.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Can you talk about the margin profile of the fueling stations in the U.S. versus those of China? Is it similar?

<A – Sam Thomas – Chart Industries, Inc.>: It runs the gamut. In general, I would say, the margins in China are comparable to slightly lower.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Okay. And just on the E&C projects that you – that have been called out. Can you quantify what percentage of E&C revenues those projects account for? And at what point will both of them be completed?

<A – Sam Thomas – Chart Industries, Inc.>: They probably account for, in the second half of this year and next year, something on the order of 30% to 40% off the top of my head of the E&C revenue in the remaining part of this year and through 2014, although I would expect, as we move forward, that the margin of those large baseload projects would be better than we’re forecasting or experienced in the third quarter and in the fourth quarter, because under POC, we reflect our updated guidance immediately.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Okay. That makes sense. And just one last one for me, kind of high level. You spoke about the constraints on the CNG versus LNG and talking about the supply constraints of not enough LNG liquid in the U.S., would you guys ever consider JVing or owner-operating some liquefaction capacity in order to kind of get that supplies out of the equation moving in your favor?

<A – Sam Thomas – Chart Industries, Inc.>: We are actively considering a whole range of solutions to help facilitate LNG liquefaction availability.

<Q – Randy Bhatia – Capital One Southcoast, Inc.>: Sounds good. Thanks very much.

Operator: [Operator Instructions] Our next question comes from Rob Ammann with RK Capital.

<Q – Rob Ammann – RK Capital Management LLC>: Thank you. I think the SG&A guidance you gave at the end of Q2 implied a reasonable step up in SG&A spending. And the step-up in Q3 was quite modest. I was just wondering if there’s any change to your thinking there, if we have some catch-up in spending to do here in Q4?

<A – Michael Biehl – Chart Industries, Inc.>: We would expect it to be a little bit higher, more in the 16%, low-16% range. So, there are some adjustments that were made in the third quarter. We always adjust our incentive comp based upon where our results are. So, it would be a catch-up result, had some of that in the third quarter that lowered it. But overall, in terms of SG&A, we expect it to be in the low sort of $50 million range for the fourth quarter.

<Q – Rob Ammann – RK Capital Management LLC>: Great. Thank you.

Operator: Our next question comes from Edward Okine with Basso.

<Q – Ed Okine – Basso Capital Management LP>: Yes. Just going back – just back to the differences in the newer guidance given, I believe that on the revenue line, I mean, the difference at a midpoint is about $50 million and then we have about $0.30 on the EPS line. And then on the revenue side you said – you divide it into about a third is a push-out and then a third is a lower productivity issue, and then sales and order for the rest. I’m just trying to figure out, I mean, can you do the same thing for the EPS line also?

<A – Sam Thomas – Chart Industries, Inc.>: That’s generally similar. Yes.

<Q – Ed Okine – Basso Capital Management LP>: Generally similar. Okay. All right. And then, I mean, if you look at it, the push-out is – I mean, are you going to recover all of that in 2014 or is it --?

<A – Sam Thomas – Chart Industries, Inc.>: Perhaps 75%.

<Q – Ed Okine – Basso Capital Management LP>: 75% of that. And then the lower productivity issues, I mean, how – I mean would you be able to recover totally from that next year also or that will be a much more longer-term issue?

<A – Sam Thomas – Chart Industries, Inc.>: The lower productivity is not recoverable, except to the extent that we improve productivity going forward. We’ve made some improvements in productivity, but our forecast for 2014 – excuse me, for 2013, is based on POC accounting. So, that’s where we expect it to be.

<Q – Ed Okine – Basso Capital Management LP>: Okay. All right. Thank you.

Operator: I’m not showing any further questions at this time. I’d like to turn the conference back over to Sam Thomas for closing comments.

Samuel F. Thomas, Chairman, President & Chief Executive Officer

Thank you. This quarter we saw several important milestones in the development of domestic LNG fueling market for heavy-duty trucking in North America, similar to what we have seen in China over the last few years. LNG supply is coming online. The station build-out continues and new engine options are in production.

New commitments are still required in key areas and this will take time to develop, but we remain optimistic and continue to position the company with a flexible platform dedicated to serving our customers with innovative solutions.

We’ll continue to closely focus on capacity planning, project execution and operational excellence over the coming years so that we can remain the industry leader in all of our major product areas, including LNG solutions and technology.

Thank you, everyone, for listening today. Goodbye.

Operator: Ladies and gentlemen, this does conclude today’s presentation. You may now disconnect and have a wonderful day.